As Filed with the Securities and Exchange Commission on March 26, 2003 File No. 333-100258

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM SB-2/A-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

TECHNOLOGY RESOURCES, INC.
(Name of small business issuer in its charter)
Florida	7361	59-3364116
(State or jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)
	2424 Madrid Avenue
	Safety Harbor, Florida 34695
	(727) 799-2100
	(Address and telephone number of principal executive offices and principal place of business)

	Alan S. Gassman, Esq.
	1245 Court Street, Suite 102
	Clearwater, Florida 34616
	(727) 442-1200
	(Name, address and telephone number of agent for service)

	Copies to:
	Diane J. Harrison, Esq.
	1803 Grovespring St.
	Las Vegas, Nevada 89135
	Telephone No.: 702-395-2617
	Facsimile No.: 702-395-2617
Approximate date of commencement of proposed sale to the public: As soon as practicable after the Registration Statement becomes effective.
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement for the same offering.
[ ]___________________________
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]_________________________
If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. [ ]_________________________
If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [ ]
If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended, check the following box. [X]

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount To Be Registered (1)	Proposed Maximum Offering Price Per Unit	Proposed Maximum Aggregate Offering Price (1)	Amount of Registration Fee
Common Stock, par value $0.001 (2)	5,000,000	0.04	$200,000	$18.40
Common Stock par value $0.001 (3)	1,000,000	0.04	$40,000	$3.68
Total	6,000,000	0.04	$240,000	$ 100.00(4)
(1) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(o) under the Securities Act of 1933, as amended.
(2) 5,000,000 shares of common stock, with no minimum, relate to the Primary Offering by Technology Resources, Inc., on a "self-underwritten" basis.
(3) 1,000,000 shares of common stock relate to the Resale Offering by fourteen (14) selling security holders. This includes 704,000 shares beneficially owned by our current officers and director and affiliated persons.
(4) Minimum fee according to the Securities Exchange Commission.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

This prospectus relates to 6,000,000 shares of our common stock, 5,000,000 shares of which are offered for sale in the Primary Offering and 1,000,000 shares of which are owned as of March 20, 2003 and being offered in the Resale Offering by the security holders named in this prospectus under the caption "Selling Security Holders." The shares of our common stock may be offered or sold directly by ourselves or we may use the services of participating brokers/dealers licensed by the National Association of Securities Dealers, Inc., each of which will receive a commission from the shares offered and sold by such participating broker/dealer and accepted by us. The 1,000,000 shares offered by the selling security holders will be offered at $0.04 per share. Affiliates may sell their shares at $0.04 per share during the duration of this offering. Non-affiliates may sell their shares at $0.04 until our securities become quoted on a securities exchange and thereafter at market prices or in negotiated private transactions. Up to 5,000,000 shares of our common stock are being sold by us at $0.04 per share, on a self-underwritten basis, with no minimum. Should we change the offering price of our stock, we will file an amendment to this registration statement reflecting our new offering price. Our offering will commence on the date of this prospectus and will continue until the earlier of ___________, 2003, the date on which all of the shares offered are sold, or when we otherwise terminate the offering.

We will bear all the costs and expenses associated with the preparation and filing of this registration statement including the registration fees of the selling security holders.

Prospectus

SUBJECT TO COMPLETION, DATED _________, 2003

Technology Resources, Inc.
Shares of Common Stock
Shares Offered by Technology Resources, Inc.: No Minimum - 5,000,000 Maximum
Shares Offered by Security Holders: No Minimum - 1,000,000 Maximum

This prospectus relates to an offering of 6,000,000 shares of common stock of Technology Resources, Inc., a Florida corporation. Technology Resources, Inc. ("we," "us," or "TRI") is offering to sell up to a maximum of 5,000,000 shares of its common stock at $.04 per share, which as of the date of this prospectus have not been issued. This "Primary Offering" of 5,000,000 shares shall be offered for a period of 120 days and we may or may not extend the offering for up to an additional 90 days. There are fourteen (14) selling security holders, who are offering to sell up to 1,000,000 shares of our common stock in the "Resale Offering." We will not receive any of the proceeds from the sale of our shares of common stock by the selling security holders.

The sale of shares of our common stock, which will be offered and sold by us, will be made on a "self-underwritten" basis by using our officers and directors. There is no minimum investment requirement and funds received by us from this offering will not be placed into an escrow account.

Our common stock is not currently listed or quoted on any quotation medium.

Our common stock being offered by this prospectus involves a high degree of risk. You should read the "risk factors" section beginning on page 3 before you decide to purchase any of our common stock.

Neither the Securities and Exchange Commission nor any state commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Nor have they made, nor will they make, any determination as to whether anyone should buy these securities. Any representation to the contrary is a criminal offense.

	Per Share	Total
Price to Public	$0.04	$200,000.00
Underwriting Discounts and Commissions	-0-	-0-
Proceeds to Technology Resources, Inc.	$0.04	$200,000.00

Should we change the offering price of our stock, we will file an amendment to this registration statement reflecting our new offering price and updating all disclosures therein.

The information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities in any state where the offer or sale is not permitted.

The date of this prospectus is ____________, 2003

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(2) We Are Dependent on Two Key Personnel, William S. Lee and Emily J. Lee, and Losing These Key Personnel Could Mean Losing Key Business Relationships Necessary to Our Success. . . . 2

(6) There Is No Public Market for Our Shares, and with No Assurance of a Public Trading Market Developing, Purchasers of Our Stock May Not Be Able to Sell Their Stock at a Profit. . . . 3
(7) It May Be Difficult to Effect a Change in Control of Technology Resources, Inc. Without Current Management Consent. . . . 4
(8) Since We Are Selling up to 5,000,000 Shares of Our Common Stock on a Self-underwritten Basis, Purchasers, If Any, Will Not Have the Benefit of an Underwriter's Due Diligence. . . . 4
(9) The Possible Sales of Shares of Common Stock by Our Selling Security Holders May Have an Adverse Effect on the Market Price of Our Common Stock, Should a Market Develop. . . . 4
(10) If Our Competitors Develop Substantially Equivalent Proprietary Information or Otherwise Obtain Access to Our Know-how or Violate Our Rights, Our Market Advantage Would Be Diminished Resulting in Loss of Business and Reduced Stock Prices. . . . 5
(11) If Our Competitors Develop Substantially Equivalent Proprietary Information or Otherwise Obtain Access to Our Know-how or Violate Our Rights, Our Market Advantage Would Be Diminished Resulting in Loss of Business and Reduced Stock Prices. . . . 5

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PROSPECTUS SUMMARY

This summary highlights certain information contained elsewhere in this prospectus. You should read the following summary together with the more detailed information regarding Technology Resources, Inc. ("TRI," "Us," "We," "Our," or "the Company") and our financial statements and the related notes appearing elsewhere in this prospectus.

The Company
Our Business:	Our principal business address is 2424 Madrid Avenue, Safety Harbor, Florida 34695. Our telephone number is (727) 799-2100. We provide employee placement services nationally and internationally with our immediate market in the Tampa Bay region. In conjunction with our current Tampa Bay operation, we have developed a website presence to allow us to be competitive nationally. Our website address is www.technologyresourcesinc.com. Permanent employment staffing, technical and functional, is our emphasis, however, staff augmentation is another avenue of revenue. Accordingly, we have developed a range of services to offer to the consulting industry. These include a full range of business services typically found in small to large executive placement firms such as interviewing candidates, performing reference checks, and developing candidate interviewing techniques. We believe the development of these services allows us to deliver the right candidate for the right position to companies in business today.
Our State of Organization:	We were incorporated in the State of Florida on March 1, 1996, as Integrated Marketing Technology, Inc. We changed our name to Technology Resources, Inc. on January 1, 1997.
The Offering
Number of Shares Being Offered:	We are offering 5,000,000 shares of our common stock at $0.04 per share.
The selling security holders want to sell up to 1,000,000 shares of common stock at $0.04 per share. Issuance of these shares to the selling security holders was exempt from the registration and prospectus delivery requirements of the Securities Act of 1933, as amended.
Number of Shares Outstanding After the Offering:	1,000,000 shares of our common stock are issued and outstanding. We have no other securities issued. If we sell all of the 5,000,000 additional shares we are registering, we will have 6,000,000 shares of our common stock issued and outstanding after the offering.
Selected Financial Data	For the year ended December 31, 2002 (Audited)	For the year ended December 31, 2001 (Audited)
Balance Sheet
Total Assets	$42,784.21	$65,965.69
Total Liabilities	$34,564.32	$32,423.45
Stockholders Equity	$8,219.89	$33,542.24

Statement of Operations
Revenue	$11,525.00	$81,000.00
Total Expense	$76,847.35	$121,490.52
Net Income (Loss)	($65,322.35)	($40,490.52)

RISK FACTORS

Before you invest in our common stock, you should be aware that there are risks, as described below. You should carefully consider these risk factors together with all of the other information included in this prospectus before you decide to purchase shares of our common stock. Any of the following risks could adversely affect our business, financial condition and results of operations. We have incurred substantial losses from inception while realizing limited revenues and we may never generate substantial revenues or be profitable in the future.

Risks Related To the Company

(1) We Have Generated Minimal Profits since Inception and We May Never Generate Substantial Revenues or Be Profitable in the Future.

Since we commenced operations in March of 1996 through the present, while we have experienced both losses and profits, overall we have accumulated a small net gain. However, for the calendar year ending December 31, 2002, we had a loss of $65,322.35. We cannot assure that a profit will be realized or that profitability will occur in the future. We have a history of small net profits and small positive cash flows. Further, we lack significant capital reserves. We have no significant assets or financial resources. We have operated at a negligible profit and will continue to do so for some time or at least until we have obtained financing and can more fully execute our business plan.

(2) We Are Dependent on Two Key Personnel, William S. Lee and Emily J. Lee, and Losing These Key Personnel Could Mean Losing Key Business Relationships Necessary to Our Success.

Our success will depend to a great extent on retaining the continued services of our President, William S. Lee and the Vice-President, Emily J. Lee. There is no assurance that Mr. Lee and Mrs. Lee will remain with TRI due to the lack of employment contracts. If we lose our key personnel, our business may suffer. We depend substantially on the continued services and performance of Mr. and Mrs. Lee and, in particular, their contacts and relationships with the "Big 5" accounting and consulting firms.

(3) Our Failure to Raise Additional Capital Will Significantly Limit Our Ability to Conduct Planned Expansion.

We must raise additional capital to expand our operations. Capital will be needed not only for expanding but also for meeting competitive pressures or responding to unanticipated requirements. We will need a minimum of approximately $50,000 to begin to implement our expansion plans. If we are not able to raise at least $50,000, it will be difficult for us to expand our business. Our failure to raise capital will not impact our ability to continue in our present method of operation, it will only impact our ability to expand our operations.

(4) If We Are Unable to Compete Effectively with Our Competitors, We Will Not Be Able to Increase Revenues or Generate Profits.

Our ability to increase revenues and generate profits is directly related to our ability to compete. We face competitors that are in the employee placement market with greater financial and marketing resources than us. These greater resources could permit our competitors to implement extensive advertising programs and attract major clients. We may not be able to advertise as extensively and therefore not attract major or minor clients. We will not be able to increase revenues or generate profits without increasing our client base. Accordingly, we can provide no assurances that we will be able to compete successfully in the future.

(5) We May Not Be Able to Fully Implement Our Business Plan Due to Our Lack of Operational Experience.

We are a company with a limited operational history. While we have completed six years of operations, we have not established whether our methods of doing business will be sustained over time. Our relationships with clients are relatively new and unproven. The failure rate for small companies such as ours is greater than that for companies with an operating history.

Our ability to increase revenues is dependent upon our development of additional clients and our negotiating competitive agreements with large users of permanent employee placement companies. We can provide no assurance that we will successfully obtain a significant market share or enter into agreements with companies resulting in economical benefits for locating and placing permanent employees with our client companies.

We expect to utilize the funds received from the sale of these securities to expand sales. In the event we achieve a rapid increase in growth, our existing management, operations and personnel would be placed under significant strain. To manage the expected growth, we must expand and improve our existing management, operating, and financial systems. Failure to expand and improve these systems in a timely manner could adversely affect our operations.

Small companies such as ours typically experience significant difficulties. Such difficulties include, but are not necessarily limited to:

(a) Lack of organization;
(b) Undue stress on management due to the pressures associated with a company which is earning little to no revenues;
(c) Finding a unique niche in the market within which we operate;
(d) Finding an adequate price for our services which will allow us to cover our costs and make a profit;
(e) Finding sufficient funding to move forward with our business plan while avoiding cash flow problems;
(f) Setting realistic goals and achieving those goals, step by step;
(g) Developing effective strategies to take advantage of market conditions as well as strategies to get through the tough times; and
(h) Staying flexible in our business structure to account for unforeseen problems and difficulties.

Risks Related To This Offering

(6) There Is No Public Market for Our Shares, and with No Assurance of a Public Trading Market Developing, Purchasers of Our Stock May Not Be Able to Sell Their Stock at All.

Purchasers of these shares are at risk of no liquidity for their investment. Prior to this offering, there has been no established trading market for our securities, and there is no assurance that a regular trading market for the securities will develop after completion of this offering. If a trading market does develop for the securities we are offering, there is no assurance that it will be sustained. We plan to list the common stock for trading on the over-the-counter ("OTC") Electronic Bulletin Board. Such application will be filed with the National Association of Securities Dealers, Inc. ("NASD"). We can provide no assurance that such listing will be obtained or that an established market for our common stock will be developed.

(7) It May Be Difficult to Effect a Change in Control of Technology Resources, Inc. Without Current Management Consent.

Mr. William S. Lee and Mrs. Emily J. Lee, both Directors of TRI and President and Vice-President respectively, jointly hold approximately 55.6% of our outstanding voting stock. If only a minimal quantity of our stock is sold during this offering and if Mr. and Mrs. Lee choose to keep all of their stock (that is, they sell none of their stock during this offering), Mr. and Mrs. Lee could retain their status as the controlling security holder. Such concentration of ownership may have the effect of delaying, deferring or preventing a change in control of us and entrenching current management even though stockholders may believe other management may be better. Mr. and Mrs. Lee could retain the ability to control the outcome on all matters requiring stockholder approval, including the election and removal of directors and any merger, consolidation or sale of all or substantially all of our assets, and the ability to control our management and affairs. Such concentrated control of us may also adversely affect the price of our common stock.

(8) Since We Are Selling up to 5,000,000 Shares of Our Common Stock on a Self-underwritten Basis, Purchasers, If Any, Will Not Have the Benefit of an Underwriter's Due Diligence.

We are selling up to 5,000,000 shares of our common stock on a self-underwritten basis. As a result, purchasers of our common stock will not have the benefit of an underwriter's due diligence, whose task is, among others, to confirm the accuracy of the disclosures made in the prospectus.

We are less likely to sell the shares we are offering on a self-underwritten basis than if we were selling the shares through an underwriter.

By selling our stock on a self-underwritten basis, we will not be able to utilize the services of an underwriter to offer or sell our securities for us in connection with this offering. We will undertake on our own to market and sell the securities to the public.

(9) With No Minimum For Our Offering, Insufficient Funding May Cause Us To Forego Expansion TherebY Causing The Potential For Stockholders To Lose Their Investment.

We have not set a minimum with respect to the amount of our securities that we intend to sell. Even if a purchaser buys shares of our common stock, we may not be able to sell any other additional shares proposed for sale pursuant to this offering. If we do not raise a sufficient amount of funds through this offering, we may not be able to adequately contribute proceeds to the expansion of our business. This may cause significant losses and our stockholders may lose all or a substantial portion of their investment.

(10) The Possible Sales of Shares of Common Stock by Our Selling Security Holders May Have an Adverse Effect on the Market Price of Our Common Stock, Should a Market Develop.

The 1,000,000 shares of common stock owned by the selling security holders will be registered by the Registration Statement of which this prospectus is a part. The selling security holders may sell some or all of their shares immediately after they are registered. In the event that the selling security holders sell some or all of their shares, the price of our common stock could decrease significantly.

Our ability to raise additional capital through the sale of our stock may be harmed by these competing re-sales of our common stock by the selling security holders. Potential investors may not be interested in purchasing shares of our common stock if the selling security holders are selling their shares of common stock. The selling of stock by the security holders could be interpreted by potential investors as a lack of confidence in us and our ability to develop a stable market for our stock. The price of our common stock could fall if the selling security holders sell substantial amounts of our common stock. These sales may make it more difficult for us to sell equity or equity-related securities in this offering or in the future at a time and price that we deem appropriate because the selling security holders may offer to sell their shares of common stock to potential investors for less than we do.

(11) If Our Competitors Develop Substantially Equivalent Proprietary Information or Otherwise Obtain Access to Our Know-how or Violate Our Rights, Our Market Advantage Would Be Diminished Resulting in Loss of Business and Reduced Stock Prices.

We regard the protection of our proprietary information as critical to our future success. If our competitors develop substantially equivalent proprietary information or otherwise obtain access to our know-how or violate our rights, it could materially and adversely affect our business. Without the advantage of our unique position in the business market, other businesses could attract customers away from us, resulting in reduced profits and stock prices.

A NOTE CONCERNING FORWARD-LOOKING STATEMENTS

You should not rely on forward-looking statements in this prospectus. This prospectus contains forward-looking statements that involve risks and uncertainties. We use words such as "anticipates," "believes," "plans," "expects," "future," "intends," and similar expressions to identify these forward-looking statements. Prospective investors should not place undue reliance on these forward-looking statements, which apply only as of the date of this prospectus. Our actual results could differ materially from those anticipated in these forward-looking statements for many reasons, including the risks faced by Technology Resources, Inc. described in "Risk Factors" and elsewhere in this prospectus. For example, a few of the uncertainties that could affect the accuracy of forward-looking statements include:
(a) an abrupt economic change resulting in an unexpected downturn in demand;
(b) governmental restrictions or excessive taxes;
(c) over-abundance of companies supplying permanent employee placement services;
(d) economic resources to support the promotion of new services via the Internet;

(e) expansion plans, access to potential clients, and advances in technology; and
(f) lack of working capital that could hinder the promotion of our services to a broader based business population.

USE OF PROCEEDS

We do not plan to offer purchasers of our stock the option of having their stock purchased back to treasury, under any scenario. Even if we raise only a nominal amount from the sale of our securities, $50,000 or less, the stock will remain issued and outstanding, and we will use the proceeds to pay for printing and any legal and accounting costs that may exist. Any remaining funds will be used towards implementation of our business plan.

We will use all of the net proceeds for general corporate purposes, including the costs of this registration statement, equipment purchases, office improvement, personnel wages, and working capital. The amounts we actually expend for working capital and offering expenses will not vary (with the exception of the amount for working capital at the minimal $50,000 level). Accordingly, our management will retain the current uses set forth in the allocation table for the use of proceeds. A portion of the net proceeds may be used to purchase assets in complimentary businesses and technologies in lieu of purchasing or leasing equipment from vendors. We have no current plans or agreements or commitments with respect to any of these transactions, and we are not currently engaged in any negotiations with respect to any of these transactions. Managements' discretion in the use of proceeds will not change. Presently management is anticipating funds being used for lease payments for larger space; equipment purchases of computers, copiers, a postage meter, cellular telephones for sales and management personnel; inventory purchases such as stationary and office supplies; miscellaneous office supplies, furniture and equipment necessary to support the office; and employee wages. The following table shows anticipated use based on raising varying amounts of capital.

Table 1.0 Use of Proceeds
			Use of Net Proceeds in Decreasing Order of Priority ->
Gross Aggregate Capital Raised	Offering Expenses	Net Aggregate Proceeds	Equipment Purchases	Office Space Lease and Improvement	Employee Wages	Working Capital
$50,000.00	$13,100.00	$36,900.00	$10,000.00	$10,000.00	$10,000.00	$6,900.00
$100,000.00	$13,100.00	$86,900.00	$25,000.00	$15,000.00	$35,000.00	$11,900.00
$150,000.00	$13,100.00	$136,900.00	$40,000.00	$25,000.00	$60,000.00	$11,900.00
$200,000.00	$13,100.00	$186,900.00	$60,000.00	$35,000.00	$80,000.00	$11,900.00

The above table refers to the use of proceeds being used exclusively for our current operation in Safety Harbor, Florida; we have no immediate expansion plans. The items presented in the table are shown in the order of priority. Employee wages require such a large percentage because of the lag time between the placement of personnel with the client and the corresponding payment of our fees by the client. We pay the employees wages regardless of whether we have collected the fee from our client company.

Our use of proceeds does not vary except for the amounts spent in each category. At only $50,000 of capital raised, we will need minimal working capital. Deposits for employee wages, workers compensation insurance, advertising and marketing expenses as well as corporate travel for client presentations will be minimal. As we raise additional capital, expenditures in these categories expands. Specifically the cost of tax deposits for wages, workers compensation insurance, and employee travel and presentation expenses rise for each additional employee we hire. Our expenses for advertising and marketing will rise as we begin to expand our services. Management will make a determination between hiring employees at will in the areas we target or operating with leased employees. We must have the ability to provide complete, professional presentations so our company can compete with much larger firms. These costs are associated with employee wages rather than working capital.

DETERMINATION OF OFFERING PRICE

The price of the shares we are offering was arbitrarily determined in order for us to raise capital. The offering price bears no relationship whatsoever to our assets or earnings. Among factors considered were:

(a) Our lack of full scale operating history,
(b) The proceeds to be raised by the offering,
(c) The amount of capital to be contributed by purchasers in this offering in proportion to the amount of stock to be retained by our existing shareholders,
(d) Our relative cash requirements, and
(e) Our management expertise.

DILUTION

If you invest in our common stock, your interest will be diluted to the extent of the difference between the price per share you pay for the common stock and the pro forma as adjusted net tangible book value per share of our common stock at the time of sale. We calculate net tangible book value per share by calculating the total assets less intangible assets and total liabilities, and dividing it by the number of outstanding shares of common stock.

The net tangible book value of our common stock as of December 31, 2002, was $8,219.89 or approximately $0.0082 per share. After giving effect to the sale of 5,000,000 shares of our common stock at a price of $0.04 per share, net tangible book value as adjusted would be $208,219.89 or $0.0347 per share. The result would be an immediate increase in net tangible book value per share of $0.0265 to existing stockholders and an immediate decrease to new investors of $0.0053 per share. "Dilution" is determined by subtracting net tangible book value per share after the offering from the offering price to investors. The following table shows the decrease per share to new investors based on raising minimal and maximum amounts of capital from the offering:

Table 2 .0 Comparison of Current Versus New Shareholders

	Assuming Minimum Shares Sold (1,000,000)	Assuming Maximum Shares Sold (5,000,000)
Price Paid by Current Shareholders (1)	$0.0100	$0.0100
Price Paid by New Shareholders	$0.0400	$0.0400
Net Tangible Book Value Before Distribution	$0.0082	$0.0082
Net Tangible Book Value after Distribution	$0.0241	$0.0347
Amount of Decrease in Net Tangible Book Value per Share to Purchasers	$0.0159	$0.0053
Amount of Immediate Dilution	$0.0159	$0.0053

(1) Includes officers, directors, promoters, and affiliates.

In the future, we may issue additional shares, options and warrants, and we may grant additional stock options to our employees, officers, directors, and consultants under our stock option plan, all of which may further dilute our net tangible book value.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Our common stock is not quoted or traded on any quotation medium at this time. We intend to apply to have our common stock included for quotation on the NASD OTC Bulletin Board. There can be no assurance that an active trading market for our stock will develop. If our stock is included for quotation on the NASD OTC Bulletin Board, price quotations will reflect inter-dealer prices, without retail mark-up, mark-down or commission, and may not represent actual transactions.

Should a market develop for our shares, the trading price of the common stock is likely to be highly volatile and could be subject to wide fluctuations in response to factors such as actual or anticipated variations in quarterly operating results, announcements of technological innovations, new sales formats, or new services by us or our competitors, changes in financial estimates by securities analysts, conditions or trends in Internet markets, changes in the market valuations of other business service providers offering limited business services, announcements by us or our competitors of significant acquisitions, strategic partnerships, joint ventures, capital commitments, additions or departures of key personnel, sales of common stock and other events or factors, many of which are beyond our control. In addition, the stock market in general has experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of many companies. These broad market factors may materially adversely affect the market price of the common stock, regardless of our operating performance. The sale of the 1,000,000 shares of common stock being offered by the selling security holders could have a material adverse impact on the market price of our stock as we have disclosed in Risk Factor number 9.

Consequently, future announcements concerning us or our competitors, litigation, or public concerns as to the commercial value of one or more of our services may cause the market price of our common stock to fluctuate substantially for reasons which may be unrelated to operating results. These fluctuations, as well as general economic, political and market conditions, may have a material adverse effect on the market price of our common stock.

At the present time we have no outstanding options or warrants to purchase securities convertible into common stock.

There are 296,000 shares of common stock that could be sold by the selling shareholders according to Rule 144 that we have agreed to register. A brief description of Rule 144 follows:

Rule 144 can only be used with respect to securities of companies which are reporting companies or securities of companies which make appropriate disclosure information generally available to market makers and shareholders. Shares to be sold must generally be held for a period of at least one (1) year for non-affiliates and affiliates. The definition of an "Affiliate" is critical to the operation of Rule 144. An affiliate is a person that directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control of the issuer. This rule provides for restrictions on the amount of securities that can be sold by an affiliate during a given period of time.

We intend to retain any earnings to finance the development and expansion of our business. We do not anticipate paying any cash dividends on our common stock in the foreseeable future. The declaration and payment of cash dividends by us are subject to the discretion of our board of directors. Any future determination to pay cash dividends will depend on our results of operations, financial condition, capital requirements, contractual restrictions and other factors deemed relevant at the time by the board of directors. We are not currently subject to any contractual arrangements, which restricts our ability to pay cash dividends. We have not declared any stock dividends during the last two (2) years.

We have fourteen (14) stockholders of record of our common stock as of March 20, 2003.

IMPACT OF THE "PENNY STOCK" RULES ON BUYING OR SELLING OUR COMMON STOCK

The SEC has adopted penny stock regulations which apply to securities traded over-the- counter. These regulations generally define penny stock to be any equity security that has a market price of less than $5.00 per share or an equity security of an issuer with net tangible assets of less than $5,000,000 as indicated in audited financial statements, if the corporation has been in continuous operations for less than three years. Subject to certain limited exceptions, the rules for any transaction involving a penny stock require the delivery, prior to the transaction, of a risk disclosure document prepared by the SEC that contains certain information describing the nature and level of risk associated with investments in the penny stock market. The broker-dealer also must disclose the commissions payable to both the broker-dealer and the registered representative and current quotations for the securities. Monthly account statements must be sent by the broker-dealer disclosing the estimated market value of each penny stock held in the account or indicating that the estimated market value cannot be determined because of the unavailability of firm quotes. In addition, the rules impose additional sales practice requirements on broker-dealers who sell such securities to persons other than established customers and institutional accredited investors (generally institutions with assets in excess of $5,000,000). These practices require that, prior to the purchase, the broker-dealer determined that transactions in penny stocks were suitable for the purchaser and obtained the purchaser's written consent to the transaction. If a market for our common stock does develop and our shares trade below $5.00 per share, it will be a penny stock. Consequently, the penny stock rules will likely restrict the ability of broker-dealers to sell our shares and will likely affect the ability of purchasers in the offering to sell our shares in the secondary market.

Trading in our common stock will be subject to the "penny stock" rules.

SELLING SECURITY HOLDERS

This prospectus will also be used for the offering of shares of our common stock owned by selling security holders. The selling security holders may offer for sale up to 1,000,000 of the 1,000,000 shares of our common stock issued to them. The selling security holders may offer for sale such shares of our common stock from time to time in the open market, in privately negotiated transactions or otherwise. We will not receive any proceeds from such sales. The resale of the securities by the selling security holder is subject to the prospectus delivery and other requirements of the Securities Act. All expenses of this offering are being paid for by us on behalf of selling security holders. The following table sets forth information on our selling security shareholders.

Table 3 .0 Selling Security Holders
Name of security holder	Shares beneficially owned prior to registration (1)	Maximum number of shares to be sold pursuant to this prospectus	Percent owned after Primary Offering is complete (2)	Percent owned after Resale Offering is complete	Position, office or other material relationship to TRI (if any) within last three years
William S. Lee	278,000	278,000	4.63%	0.00%	President, Director
Emily J. Lee	278,000	278,000	4.63%	0.00%	V.P./Director
Frances Beers	37,000	37,000	0.62%	0.00%
Leo J. Henning	37,000	37,000	0.0062%	0.0000%	Secretary, Director
Robert G. Lee	37,000	37,000	0.62%	0.00%	Son of William S. Lee (3)
Laurel Miller	37,000	37,000	0.62%	0.00%	Director
Michelle Moody	37,000	37,000	0.62%	0.00%
Larry Stevens	37,000	37,000	0.62%	0.00%
Dennis Nagle	37,000	37,000	0.62%	0.00%
Lou Maki	37,000	37,000	0.62%	0.00%	Treasurer, Director
Krista Bagley	37,000	37,000	0.62%	0.00%	Daughter of William S. Lee (4)
Paul Vandemortele	37,000	37,000	0.62%	0.00%	Director
Dr. Lane Myhree	37,000	37,000	0.62%	0.00%
David Fisher, Ed.D.	37,000	37,000	0.62%	0.00%
(1) Due to a change in par value from $1.00 to $0.001 on May 17, 2002, the number of shares held by each shareholder increased. As a result of this change, a forward increase of 1,000:1 in the shares was executed for all the shareholders.
(2) The percentage held in the event we sell all of the 5,000,000 shares in the Primary Offering and the Selling Security Holders sell none of the 1,000,000 shares in the Resale Offering.
(3) Robert G. Lee, has sole voting and dispositive rights over his shares and should be considered an affiliate due to his relationship, the son of Mr. William S. Lee, our President.
(4) Krista Bagley, has sole voting and dispositive rights over her shares and should be considered an affiliate due to her relationship, the daughter of Mr. William S. Lee, our President.

All of the shares offered by this prospectus may be offered for resale, from time to time, by the selling shareholders, pursuant to this prospectus, in one or more private or negotiated transactions, in open market transactions in the over-the-counter market, or otherwise, or by a combination of these methods, at the fixed price of $0.04 per share until the securities become quoted on a securities exchange. Affiliates will sell their shares at the fixed price of $0.04 per share for the duration of this offering. The selling shareholders may effect these transactions by selling their shares directly to one or more purchasers or to or through broker-dealers or agents. The compensation to a particular broker-dealer or agent may be in excess of customary commissions. Each of the selling shareholders may be deemed an "underwriter" within the meaning of the Securities Act in connection with each sale of shares. The selling shareholders will pay all commissions, transfer taxes and other expenses associated with their sales.

PLAN OF DISTRIBUTION

Primary Offering

We are registering 5,000,000 shares of our common stock, which will be offered and sold on a "self-underwritten" basis by us. We have executed no agreements with any broker-dealers with the respect to the offering of these shares as of the date of this prospectus. In the event we enter into any such agreement with a broker-dealer, we will file a post-effective amendment to disclose any such arrangement. Additionally, the broker-dealer must obtain a no objection position on the terms of the underwriting compensation from the National Association of Securities Dealers, Inc. ("NASD") corporate finance department prior to any participation by the broker-dealer. There is no minimum investment requirement and funds received by us from this offering will not be placed into an escrow account. Our common stock is not currently listed on or traded in any national quotation medium. The offering price of $0.04 per share is based upon the decision of the current management team. We reserve the right to reject any subscription in whole or in part, for any reason or for no reason.

During this offering, our stock will be sold only by William S. Lee, President/Director, on a self-underwritten basis. When our Registration Statement is effective, we plan to distribute our prospectus to individuals who have inquired about us and the availability of shares. We will be selling directly to individuals who have read fully our prospectus and have had sufficient information and time to make a prudent investment decision. Shares will be sold on a no minimum basis with the 5,000,000 shares offered in the primary offering being the maximum number of shares to be sold. Our Officers and Directors will be prohibited from selling their shares until the primary offering of 5,000,000 shares is sold.

There can be no assurance that we will sell any or all of the offered shares.

Resale Offering

The selling security holders, or their pledgees, donees, transferees, or any of their successors in interest selling shares received from the selling security holders as a gift, partnership distribution or other non-sale-related transfer after the date of this prospectus (all of whom may be selling security holders), may sell their shares of common stock from time to time on any stock exchange or automated inter-dealer quotation system on which our common stock may be listed, in the over-the-counter market, in privately negotiated transactions or otherwise, at the fixed price of $0.04 per share until the securities become quoted on a securities exchange. Affiliates will sell their shares at the fixed price of $0.04 per share for the duration of this offering. In a post-effective amendment to this registration we will disclose pledgees, donees and other transferees of the selling security holders, if any, as selling security holders. The selling security holders may sell their shares of common stock by one or more of the following methods, without limitation:

(a) block trades in which the broker or dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

(b) purchases by a broker or dealer as principal and resale by the broker or dealer for its own account pursuant to this prospectus;
(c) ordinary brokerage transactions and transactions in which the broker solicits purchases;
(d) privately negotiated transactions
(e) short sales;
(f) through the distribution of the shares by the selling security holder to its partners, members or stockholders;
(g) one or more underwritten offerings on a firm commitment or self-underwritten basis; and
(h) any combination of any of these methods of sale.

The selling security holders may also transfer their shares by gift.

We do not know of any arrangements by the selling security holders for the sale of any of their shares. The selling security holders may engage brokers and dealers, and any brokers or dealers may arrange for other brokers or dealers to participate in effecting sales of the shares. These brokers, dealers or underwriters may act as principals, or as an agent of the selling security holders. Broker-dealers may agree with the selling security holders to sell a specified number of the shares at a stipulated price per share. If a broker-dealer is unable to sell shares acting as agent for the selling security holders, it may purchase as principal any unsold shares at the stipulated price. Broker-dealers that acquire shares as principals may thereafter resell the shares from time to time in transactions on any stock exchange or automated interdealer quotation system on which the shares are then listed, at prices and on terms then prevailing at the time of sale, at prices related to the then-current market price or in negotiated transactions. Broker-dealers may use block transactions and sales to and through broker-dealers, including transactions of the nature described above.

The selling security holders may also sell their shares in accordance with Rule 144 under the Securities Act, rather than pursuant to this prospectus, regardless of whether the shares are covered by this prospectus. From time to time, the selling security holders may pledge, hypothecate, or grant a security interest in some or all of the shares owned by them. The pledgees, secured parties, or persons to whom the shares have been hypothecated will, upon foreclosure in the event of default, be deemed to be selling security holders. The number of selling security holders' shares offered under this prospectus will decrease as and when they take such action. The plan of distribution for the selling security holders' shares will otherwise remain unchanged. In addition, a selling security holder may, from time to time, sell the shares short, and, in those instances, this prospectus may be delivered in connection with the short sales and the shares offered under this prospectus may be used to cover short sales.

The selling security holders and any broker-dealers participating in the distributions of the shares may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act. Any profit on the sale of shares by the selling security holders and any commissions or discounts given to any such broker-dealer may be deemed to be underwriting commissions or discounts.

There can be no assurance that we or the selling security holders will sell any or all of the offered shares.

Under the Securities Exchange Act of 1934 and the regulations thereunder, any person engaged in a distribution of the shares of our common stock offered by this prospectus may not simultaneously engage in market making activities with respect to our common stock during the applicable "cooling off" periods prior to the commencement of such distribution. Also, the selling security holders are subject to applicable provisions that limit the timing of purchases and sales of our common stock by the selling security holders.

We have informed the selling security holders that, during such time as they may be engaged in a distribution of any of the shares we are registering by this registration statement, they are required to comply with Regulation M. In general, Regulation M precludes the selling security holders, any affiliated purchasers, and any broker-dealer or other person who participates in a distribution from bidding for or purchasing, or attempting to induce any person to bid for or purchase, any security which is the subject of the distribution until the entire distribution is complete. Regulation M defines a "distribution" as an offering of securities that is distinguished from ordinary trading activities by the magnitude of the offering and the presence of special selling efforts and selling methods. Regulation M also defines a "distribution participant" as an underwriter, prospective underwriter, broker, dealer, or other person who has agreed to participate or who is participating in a distribution.

Regulation M prohibits any bids or purchases made in order to stabilize the price of a security in connection with the distribution of that security, except as specifically permitted by Rule 104 of Regulation M. These stabilizing transactions may cause the price of our common stock to be more than it would otherwise be in the absence of these transactions. We have informed the selling security holders that stabilizing transactions permitted by Regulation M allow bids to purchase our common stock if the stabilizing bids do not exceed a specified maximum. Regulation M specifically prohibits stabilizing that is the result of fraudulent, manipulative, or deceptive practices. The selling security holders and distribution participants are required to consult with their own legal counsel to ensure compliance with Regulation M.

DESCRIPTION OF BUSINESS

Business Development

We were incorporated as Integrated Marketing Technology, Inc., on March 1, 1996 under the laws of the State of Florida having the stated purpose of engaging in any and all legal activities desired to support the business. We changed our name to Technology Resources, Inc. on January 1, 1997.

(1) Principal Products or Services and Their Markets

We offer permanent employee placement services in the functional and technical areas. During the course of employee placement activities, we discovered that many companies seeking to fill their permanent professional employee needs were also searching for economic alternatives to fill their temporary employment needs. We expanded our revenue generating activities and by 1998 we were deriving our revenue from both permanent and temporary employee placement placements. We concentrate in the following employment areas for placements:

(1) Computer Programmers
(2) Information Technology Projects and Executive Management
(3) Systems Analysts
(4) Systems Designers

Currently, we provide permanent and temporary employee placement services primarily targeting the Information Technology industry. This includes in-depth customized services for retained searches. Retained searches involves payment in advance of a fixed fee for a very specific, targeted candidate search. Our business is based on relationship recruiting with our clients and candidates to understand the culture of the client and the personality of the candidate to make a successful placement. Due to our extensive background in Information Technology recruiting, we discovered that after consultation we could assist our employer-clients in defining their needs to better qualify the positions available.

The following is a partial list of topics that we typically address during our consultation:

(1) Short term personnel needs,
(2) Personnel outsourcing needs, and
(3) Long term strategic planning for personnel needs.

We also offer employee-candidates the additional services of assisting in resume presentation and interview coaching.

With our personnel placement services, we intend to provide companies with tailored, professional personnel development plans. We also intend to provide guidance and suggestions to businesses thereby allowing their management team to focus on the goals of the particular business, both present and future and not on daily personnel needs. Through the process of developing a working relationship, we will assist our clients in evaluating their options and in choosing a course of action. We will also help our clients in implementing their business plan as it pertains to their personnel needs.

We believe that each business is unique, and therefore, each requires a specific relationship to achieve their desired results. It is our belief that a structured relationship can provide a business with valuable focus as to their personnel needs. We begin most relationships with a conservative, time-tested structure, then customize the final placement services to suit the individual client's business and goals.

If and when possible, it is our intention to expand our operations by adding key staff for recruiting and placement, adding a marketing specialist, and acquiring the necessary equipment and logistical support.

(2) Distribution Methods of the Services

The primary delivery of our services will be through a regional location in Pinellas County, Florida. Convenient to the Tampa Bay business market, our placement services will be marketed through specific business advertising and strong business to business sales. As a direct result of the strong networking by the President, William S. Lee, business leads to potential clients will help to generate business. Our current business is run from the home of Mr. & Mrs. Lee. They have set aside space in their home to run the business and this dedicated office space is used strictly for business purposes.

(3) Status of Any Publicly Announced New Product or Service

We have not developed any new or unique services that make us stand above our competition. Instead, we have chosen to refine the services that fall within our capability. While the Internet has provided a new tool for advertising and customer interface, there has been no significant change in services we provide.

(4) Our Competition

The personnel placement services market, as a whole, is characterized by competition with a large number of companies offering or seeking to develop services and products that will compete with those that we offer. In order to compete effectively in the personnel placement industry, a company must provide a wide range of quality services at a reasonable cost. It is our belief based on our experience in the placement industry, that changing business conditions have produced an environment where large corporations are looking to reduce their cost per hire. In response, personnel placement firms are formulating and implementing new strategies and tactics, including developing ancillary services as well as engaging in target marketing programs.

We believe that we fill a unique niche in that we provide our services to the Big 5 accounting and consulting firms and our competitors provide similar services to Tier 1 and Tier 2 corporate entities. Our competition includes national placement firms such as Robert Half Personnel, Management Recruiters International and hundreds of other small firms that provide business consulting services as well as personnel placement. The small, localized personnel placement services primarily operate within their own geographic confines and do not directly compete with us in the area within which we currently operate. We believe we compete favorably with the local and national firms which provide similar services because those firms do not focus on a specific niche as we do. With so many competitors, we had to develop unique services and pricing to gain what we believe will be an edge in this market.

Many of our competitors have greater financial resources than we have, enabling them to advertise more for candidates, reduce their fees for the same opportunities for placements, and have larger staffs. In addition, many of these companies can offer bundled, value-added or additional services not provided by us. Many may also have greater name recognition. Our competitors may have the luxury of sacrificing profitability in order to capture a greater portion of the market for personnel placement. They may also be in a position to pay higher prices than we would for the same expansion and development opportunities. Consequently, we may encounter significant competition in our efforts to achieve our internal and external growth objectives.

We compete with the traditional "brick-and-mortar" providers of personnel placement services. Our website is operational, thus we also compete with other Internet-based companies and businesses that have developed or are in the process of developing competing websites. We cannot guaranty that other websites or functionally similar services have not been developed or are not in development. Additionally, many of these Internet-based competitors have greater financial and other resources than we have.

Many of our competitors have methods of operation that have been proven over time to be successful. Their ability to operate at a profit with experienced management places us at a disadvantage. Our methods of operation have not been proven to be successful on a larger scale.

(5) Sources and Availability of Raw Materials

We provide services and, as a result, we have no issues with raw materials and the dependence on any specific suppliers. Our only potential dependence would be on qualified personnel available for placement. However, the availability of personnel with the education and experience we need does not seem to be critical at this time. The relationships we have developed with large and small businesses have resulted in a steady number of qualified applicants being referred to us. This has made any active recruiting of personnel unnecessary.

(6) Dependence on Limited Customers

Our continued pursuit of business drove us to expand our customer base. We began to target a large specific business segment, the accounting and consulting industry. We originally identified the Big 5 accounting and consulting firms as our target niche. However, we have begun to further refine our business plan to also target the Fortune 1000 corporate industry. We do not depend on a particular customer or a few select customers for our business. We have a diversified client base that will allow us to continue operations in the event one of our clients chooses to use another supplier.

(7) Patents, Trademarks, Licenses, Franchises, Concessions, Royalty Agreements or Labor Contracts

We presently own our own domain name and copyright. Our success may depend in part upon our ability to preserve our copyright, obtain and maintain protection for our website, and operate without infringing upon the proprietary rights of other parties. We may rely on certain proprietary technologies, trade secrets, and know-how that are not patentable. Although we may take action to protect our unpatented trade secrets and our proprietary information, in part, by the use of confidentiality agreements with our employees, consultants and certain of our contractors, we cannot guaranty that:

(1) these agreements will not be breached;
(2) we would have adequate remedies for any breach; or
(3) our proprietary trade secrets and know-how will not otherwise become known or be independently developed or discovered by competitors.

We cannot guaranty that our actions will be sufficient to prevent imitation or duplication of our services by others or prevent others from claiming violations of their trade secrets and proprietary rights.

(8) Need for Government Approval of Principal Products or Services

None of the services we offer requires government approval.

(9) Government Regulation

As a personnel placement provider, we are subject to a limited variety of local, state, and federal regulations concerning business activities generally. While we believe that our operations are in compliance with all applicable regulations, there can be no assurances that from time to time unintentional violations of such regulations will not occur. We are subject to federal, state and local laws and regulations applied to businesses, such as payroll taxes on the state and federal levels. In general, our activities are subject to local business licensing requirements. We believe we are not subject to any federal, state or local environmental laws or regulations.

Internet access and online services are not subject to direct regulation in the United States. Changes in the laws and regulations relating to the telecommunications and media industry, however, could impact our business. For example, the Federal Communications Commission could begin to regulate the Internet and online services industry, which could result in increased costs for us. The laws and regulations applicable to the Internet and to our services are evolving and unclear and could damage our business. There are currently few laws or regulations directly applicable to access to, or commerce on, the Internet. Due to the increasing popularity and use of the Internet, it is possible that laws and regulations may be adopted, covering issues such as user privacy, defamation, pricing, taxation, content regulation, quality of products and services, and intellectual property ownership and infringement. Such legislation could expose us to substantial liability as well as dampen the growth in use of the Internet, decrease the acceptance of the Internet as a communications and commercial medium, or require us to incur significant expenses in complying with any new regulations.

(10) Research and Development During Last Two Fiscal Years

During the last two fiscal years no money was spent on research and development. We have, however, spent some minimal money on website development.

(11) Cost and Effects of Compliance with Environmental Laws.

As a personnel placement service, we are not subject to any federal, state or local environmental laws.

(12) Our Employees

As of March 20, 2003, we had two full time employees, William S. Lee and Emily J. Lee. As our founders, Mr. & Mrs. Lee currently provide their time as our only employees, paid on an irregular basis. Mr. & Mrs. Lee provide all the labor necessary to support the operations of TRI.

We do not believe that there is a critical need for a specific type of candidate we would use in our business. There are also no key consulting contracts with any individuals or companies at this time.

We anticipate that we will not hire any additional employees in the next twelve months unless we generate significant revenues or raise additional capital through our primary offering.

LEGAL PROCEEDINGS

We are not currently a party to any legal proceedings nor are any contemplated by us at this time.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

There are no transactions involving any director, executive officer, any nominee for election as a director or officer or any security holder who is a beneficial owner or any member of the immediate family of the same other than the following:

- Robert G. Lee, a selling security holder, is the son of our current President, William S. Lee. Mr. Robert

Lee has sole voting and dispositive rights over his 37,000 shares purchased in January 2002.

- Krista N. Bagley, a selling security holder, is the daughter of our current President, William S. Lee. Ms. Krista Bagley has sole voting and dispositive rights over her 37,000 shares purchased in January 2002.

MANAGEMENT'S DISCUSSION AND ANALYSIS AND PLAN OF OPERATIONS

Although we have been operational for six years, we are trying to expand our operations. Accordingly, the following discussion addresses both our Plan of Operation, information which the U.S. Securities Exchange Commission requests from small business issuers that have not had revenue from operations in each of the last two fiscal years, and our Management's Discussion and Analysis, information which the SEC requests from all other issuers.

Plan of Operation

General

In the beginning of the first quarter of 1996, we commenced operations as a personnel placement firm specializing in placing employees within the Information Technology industry. We believe that our services targeting information-technology personnel needs is potentially a significant niche.

Our Plan of Operation for the next twelve months is to implement our business plan so we can establish a new corporate headquarters, hire additional staff, and expand our services to other areas of Florida for additional market penetration. We will establish a new corporate headquarters in Tampa Bay moving our operation from the home of Mr. & Mrs. Lee. We have allocated $35,000 for the lease and improvements necessary to provide professional office space. This will be the first expenditure from funds raised when the offering is complete.

In the event we raise additional capital from our primary offering, we are considering expanding the availability of our services to Miami and Orlando, Florida. This does not include a physical presence in these locations, only expanded services covering these geographical areas. Our failure to market and promote our services will cause our business and future financial performance to remain stagnant. If we are unable to expand our operations within the next twelve months, we will likely fail to increase our revenues. We currently derive all of our revenues and income from our one Safety Harbor, Florida location. While the current economic environment in the United States is below that of prior years, we believe that the economy will improve and our operations will improve accordingly. Should the economic conditions not improve, we would likely have limited financial resources to expand operations. We do not anticipate revenues from our operations to increase significantly until the fiscal year ending December 31, 2003.

(i) How long can we satisfy our cash requirements and will we need to raise additional funds in the next 12 months?

The cash necessary to support the business is being supplied by the existing operations. We have demonstrated the ability to be self-supporting while operating on the current limited basis. We believe that further cash will be needed to support expansion of operations. We could need to raise as much as $200,000.00 to support operations over the next twelve months.

We anticipate that the funds from this offering, assuming that we sell all the offered shares, will provide us sufficient capital for expansion during the next twelve months. We may raise additional funds either through additional offerings of our shares or through other financing arrangements, such as borrowings. There is no guarantee that we will be able to raise funds in addition to the funds we raise in this offering, if any. If we are not able to raise additional funds, we will likely not be able to expand our operations.

We cannot guaranty that additional funding will be available on favorable terms, if at all. If adequate funds are not available, then we may not be able to expand our operations and our officers and directors may or may not contribute funds to pay for our expenses. We have not made any arrangements or agreements with our officers and directors regarding advancement of funds. We do not know whether we will issue stock for loans or whether we will merely prepare and sign promissory notes. If we are forced to seek funds from one of our officers or directors, we will negotiate the specific terms and conditions of such loan when made, if ever. None of our officers or directors is obligated to pay for our expenses. Moreover, none of our officers or directors have specifically agreed to pay our expenses should we need such assistance.

We do not anticipate purchases of furniture or equipment other than general office supplies and general office equipment, should we raise sufficient funds to purchase such office equipment. In the event that we expand our customer base, then we may need to hire additional employees or independent contractors. Specifically, if we are able to raise sufficient capital to expand our services and service area and our revenue levels justify such action, we plan on hiring a minimum of five additional recruiting employees, a marketing specialist, and at least two additional support personnel over the next 12 months. Using managements judgment based on historical industry and company performance, we believe that the allocation of $80,000 towards employee wages out of the total of $200,000 to be raised from the primary offering will be sufficient for personnel needs.

(ii) Summary of product research and development

We are not currently nor do we anticipate in the future to be conducting any research and development activities, other than the development of our website. However, we do plan to market ourselves aggressively.

(a) Marketing Plan

Our current marketing plan involves positioning ourselves as a business services company targeting a niche market - the Big 5 accounting and consulting industries and regional as well as local corporate firms. We intend to retain the services of a public relations company for the development of our brochures and public relations. We will utilize a direct marketing person to contact companies to solicit business. Our marketing initiatives will include:

(1) print advertisements in magazines for the accounting and consulting industry;
(2) advertising targeting specific company websites;
(3) advertising by radio and direct mail; and

(4) attendance at conventions attended by companies in our targeted industries.

(b) Sales Strategies

Information Technology Presentation. We plan to create a presentation that our marketing person will use to deliver a professional presentation tailored to the needs of our potential clients. The presentation will have a general appeal to all customer segments as well as specific segments targeting the specific needs of an individual client. This presentation will be the basis for brochures and print advertising layout so we have a consistent look through out all our marketing materials.

Company Brochures. We will create a brochure featuring our services. This will be a high quality brochure with extensive detail.

Public Relations and Advertising. We plan to implement a campaign to obtain coverage by publishing news articles and feature stories written for industry trade publications to increase awareness of our services.

(iii) Expected purchase or sale of plant and significant equipment

We do not anticipate purchases of plant or significant equipment other than general office supplies and general office equipment, should we raise sufficient funds to purchase such office equipment. In the event that we expand our customer base, then we may need to hire additional employees or independent contractors. Specifically, if we are able to raise sufficient capital to expand our services and service area and our revenue levels justify such action, we plan on hiring additional employees over the next 12 months. Accordingly, we are hoping to move to a new, larger location in 2003, however, no locations have been identified at this time, and such move depends upon our securing sufficient capital.

(iv) Employees

We are currently seeking to attract a lead recruiter and some associate recruiters with experience in the information technology recruiting and placement industry. It is this strategic experience that we believe will allow us to fully develop our concept. By using individuals with prior information technology experience and the 50 plus years of our current management, we believe we can compete effectively with larger firms.

Our growth strategy objective will be to expand our operations by adding staff while increasing our market presence in the Tampa Bay area of Florida and into nearby regions. We anticipate achieving growth by hiring additional staff, installing computers, and continuing our professionally designed website to attract new clients. We plan to hire individuals with the following strengths:
(1) Lead Recruiter: This position will be critical to our expansion. We will seek an individual with experience in information technology placement. He/she will also need experience in locating positions with new client companies.
(2) Recruiter(s): This individual(s) will be experienced in recruiting candidates for placement in the Information Technology industry.
(3) Marketing Representative: This position requires an individual experienced in marketing to large and small businesses alike. Writing proposals, and developing and implementing ongoing marketing ideas will be necessary. This position will be a liaison between us and those institutions which traditionally utilize information technology personnel.
(4) Clerical Assistant: This individual will perform all daily office tasks including, but not limited to, computer input and bookkeeping.
(5) Computer Assistant: This individual will have web design experience, a working knowledge of computer networks, as well as work with an outside web design firm to monitor our website.

Management's Discussion and Analysis

The following management discussion and analysis of financial condition and results of operations should be read in conjunction with our financial statements and notes thereto contained elsewhere in this prospectus.

General

During the year ended December 31, 2002, our assets consisted of all cash and equivalents and inventory and equipment in TRI and our revenues were generated from services sold to businesses at large. The following table shows our revenues, expenditures and net income for the years 2000-2001 and our December 31, 2002.

Table 4 .0 Revenue, Expenses, and Net Income
Year	Revenue	Expenses	Net Income (Loss)
2000	$174,043.31	$145,700.07	$28,344.52
2001	$81,000.00	$121,490.52	($40,490.52)
2002	$11,525.00	$76,847.35	($65,322.35)

Although we are actively seeking to expand services to our national market, the uncertain economy could have a material adverse effect on such plans.

Results of Operations Ended December 31, 2002.

With the year ending December 31, 2002 we had revenue of $11,525.00 and accompanying expenses during the period of $76,847.35. Our cash flow of $10,891.42 is not deemed to be significant by management. We had professional fees which included audit, legal, and consulting fees pertaining to the filing of the registration statement, of which this prospectus forms a part, which are fees not found in 2000 and 2001. Our two employees have forgone salaries to allow for the growth of the business. (Foregone salaries that are shown on our financials as non-cash contributions to the Company.) We have a line of credit open with First Union/Wachovia in the amount of $34,564.32 at a rate of interest of 11.50% per annum. While we have had no disagreements with our accountants, it is important to note that due to the accounting requirements of the Securities Exchange Commission regarding salaries, we have had to reflect what would have been paid as salaries and then reflect this amount as contributed noncash officers' salaries in our statement of cash flows. This accounting of salaries versus our theory of owners taking minimal salary (sweat equity) to make a company grow causes what we believe is a gross distortion of the actual results of operations. This is so in each of the following results of operations ended December 31, 2001 and 2000.

Results of Operations Ended December 31, 2002, December 31, 2001, and December 31, 2000.

During the year ending December 31, 2002 we had revenues of approximately $11,525.00. During the year ending December 31, 2002, our costs associated with generating revenues was approximately $76,847.35. This resulted in a net loss of approximately $65,322.35.

During the year ending December 31, 2001, we had revenues of approximately $81,000.00. During the year ending December 31, 2001, our costs associated with generating revenues was approximately $121,490.52. This resulted in a net loss of approximately $40,490,52.

During the year ending December 31, 2000, we had revenues of approximately $174,043.31. During the year ending December 31, 2000, our costs associated with generating revenues was approximately $145,700.07. This resulted in a net income of approximately $28,344.52.

Liquidity & Capital Resources

As of December 31, 2000, we had net shareholder equity of $36,032.76, a net income of $28,344.52, and a net cash flow of $29,974.00 provided by operating activities. During 2000 cash was provided from the sale of services to current clients.

Management believed that the net cash increase for the year 2000 of $29,974.00 was sufficient to sustain operations and that additional funds were not needed to support business operations. Consequently, we did not seek additional funding through public or private financing or other arrangements.

As of December 31, 2001, we had net shareholder equity of $33,542.24, a net income of ($40,490.52) and a net cash flow of ($33,313.94) provided by operating activities. During 2001 cash was provided from the sale of services to current clients.

Management believed that the net cash decrease for the year 2001 of $33,313.94 was not sufficient to sustain current operations if these decreases continued and that additional funds will be needed to support any expansion of business operations. Due to the cyclical nature of the cash flow in our industry, management believes the net cash decrease of $33,313.94 will not prevent continuing operations. Consequently, we will seek additional funding through public or private financing or other arrangements. Such additional funding may be financed by bank borrowings, public offerings, or private placements of equity or debt securities, loans with shareholders, or a combination of the foregoing.

On December 31, 2002, we reflect $29,040.79 due from stockholders as an asset of the company. This is a stockholder loan that is partially collected and is considered a source of capital for the future.

Although no assurances can be made, we believe that our expenses will increase proportionately to revenues during the fiscal year ending December 31, 2003. Our December 31, 2002 financials show sales of $11,525.00 in revenues with expenses of $76,847.35 for a net loss of ($65,322.35) for the year ending

December 31, 2002. We believe the minimal increase in cash from operations of $10,891.42 will not cause immediate difficulties.

We believe that our cash flow is sufficient to support continued operations only. Due to the cyclical nature of our business, cash flow may be depressed for a period and then rebounds. Any business expansion will need to be funded through additional capital raised from the primary offering because the current cash flow is not sufficient for expansion.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

Directors and Executive Officers

The names and ages of our directors and executive officers are set forth below. Our By-Laws provide for not less than one and not more than fifteen directors. All directors are elected annually by the stockholders to serve until the next annual meeting of the stockholders and until their successors are duly elected and qualified.

Table 5 .0 Directors and Executive Officers

Name	Age	Position
William S. Lee	61	President, Chairman of the Board of Directors
Emily J. Lee	54	Vice-President/Director
Leo Henning	63	Secretary/Director
Lou Maki	56	Treasurer/Director
Paul Vandemortele	58	Director
Laurel L. Miller	57	Director

Background of Executive Officers and Directors

- William S. Lee has served as our Chairman of the Board of Directors since inception on March 1, 1996. He is the current President and Chief Executive Officer. He is responsible for the strategic planning of TRI. He conducts employer and candidate recruiting as well as candidate coaching.

- Emily J. Lee has served as our Vice-President since inception on March 1, 1996. She is responsible for the day to day operations as well as business development. She conducts employer and candidate recruiting as well as candidate coaching.

- Leo J. Henning, Secretary, has a Bachelor's degree in Business Administration and is a member of Mensa. He retired from Transport Data Services. Mr. Henning served his country with tours of Vietnam in the United States Marine Corps. He serves as our Secretary on an unpaid basis. For the last five years Mr. Henning has been president and CEO of Transportation Data Services of Appleton, WA. Mr. Henning has owned and operated this company since 1987. They provide data information services to the transportation industry. As CEO Mr. Henning is responsible for strategic operations.

- Lou Maki, Treasurer, has a Bachelor's degree in Marketing. Since 1983, Mr. Maki has also been the President of Maki & Co., an Executive Search firm in Vancouver, Washington, serving the Information Technology environment. As the President he is responsible for the strategic planning as well as operations of the company. Mr. Maki served as a medical officer in Vietnam with the U.S. Army Special Forces. He serves as our Treasurer on an unpaid basis.

- Laurel L. Miller, Director, has over 25 years experience in the solid waste management industry. As a Vice President and General Manager of Rabanco Industries, a waste management company, from June of 1976 to June of 1999, Ms. Miller was responsible for customer satisfaction, general operations, employee services, human resources, and financial management. In July of 1999 Ms. Miller became the Manager of Customer Service for Northwest Administrators, a third-party administrator of medical and pension benefits and continues is this capacity. Ms. Miller attended the University of Washington and is an ardent member of the Alumni Association. She serves as an unpaid director for our company.

- Paul Vandemortele, Director, has a Bachelor of Science degree in Electrical Engineering. from Norwich Military Academy and an Master of Science degree from Massachusetts Institute of Technology. Mr. Vandemortele was a senior partner/national practice manager for Computer Science Corporation, data division, from June 1995 through June of 2002. Computer Science Corporation is a Fortune 500 consulting corporation providing hardware, software, and information technology solutions to major corporations through-out the world. In June of 2002, Mr. Vandemortele went to work for the WalMart Corporation as a store manager in South Carolina. He is responsible for staffing and store operations. Mr. Vandemortele served his country in Vietnam with the United States Marine Corps. and was a highly decorated Officer. He serves as an unpaid director for our company.

EXECUTIVE COMPENSATION

The following table sets forth information concerning the annual and long-term compensation of our Chief Executive Officer, and the most highly compensated employees and/or executive officers who served at the end of the fiscal years December 31, 2000 and 2001, and whose salary and bonus exceeded $100,000 for the fiscal years ended December 31, 2000 and 2001, for services rendered in all capacities to us. The listed individuals shall be hereinafter referred to as the "Named Executive Officers."

Table 6 .0 Summary Compensation Table

					Long-Term Compensation
		Annual Compensation			Awards		Pay out
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)
Name and principal position	Year	Salary ($) (1)	Bonus ($)	Other Annual Compen-sation ($)	Restricted Stock Award(s) ($)	Securities Under- lying Options/ SARs (#)	LTIP Payout ($)	All Other Compen-sation ($)
William S. Lee,	2000	23,500.00	-0-	-0-	-0-	-0-	-0-	-0-
President, Chairman of	2001	20,000.00	-0-	-0-	-0-	-0-	-0-	-0-
the Board of Directors	2002	20,000.00	-0-	-0-	-0-	-0-	-0-	-0-
Emily Lee,	2000	23,500.00	-0-	-0-	-0-	-0-	-0-	-0-
Vice-President, Director	2001	20,000.00	-0-	-0-	-0-	-0-	-0-	-0-
	2002	20,000.00	-0-	-0-	-0-	-0-	-0-	-0-
Lou Maki,	2000	-0-	-0-	-0-	-0-	-0-	-0-	-0-
Treasurer	2001	-0-	-0-	-0-	-0-	-0-	-0-	-0-
	2002	-0-	-0-	-0-	-0-	-0-	-0-	-0-
Leo J. Henning,	2000	-0-	-0-	-0-	-0-	-0-	-0-	-0-
Secretary	2001	-0-	-0-	-0-	-0-	-0-	-0-	-0-
	2002	-0-	-0-	-0-	-0-	-0-	-0-	-0-
Laurel L. Miller,	2000	-0-	-0-	-0-	-0-	-0-	-0-	-0-
Director	2001	-0-	-0-	-0-	-0-	-0-	-0-	-0-
	2002	-0-	-0-	-0-	-0-	-0-	-0-	-0-
Paul Vandemortele,	2000	-0-	-0-	-0-	-0-	-0-	-0-	-0-
Director	2001	-0-	-0-	-0-	-0-	-0-	-0-	-0-
	2002	-0-	-0-	-0-	-0-	-0-	-0-	-0-
(1) Foregone salaries that are shown on our financials as non-cash contributions to the Company.

Additional Compensation of Directors

All of our directors are unpaid. Compensation for the future will be determined when and if additional funding is obtained.

Board of Directors and Committees

Currently, our Board of Directors consists of Mr. & Mrs. Lee, Mr. Vandemortele, and Ms. Miller. TRI is not actively seeking additional board members. At present, the Board of Directors has not established any committees.

Employment Agreements

Currently, we have no employment agreements with any of our Directors or Officers. Nor are there any agreements for compensation in the future. A salary and stock options and/or warrants program may be developed in the future.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information concerning the beneficial ownership of shares of our common stock with respect to stockholders who were known by us to be beneficial owners of more than 5% of our common stock as of March 20, 2003, and our officers and directors, individually and as a group. Unless otherwise indicated, the beneficial owner has sole voting and investment power with respect to such shares of common stock.

Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission ("SEC") and generally includes voting or investment power with respect to securities. In accordance with the SEC rules, shares of our common stock which may be acquired upon exercise of stock options or warrants which are currently exercisable or which become exercisable within 60 days of the date of the table are deemed beneficially owned by the optionees, if applicable. Subject to community property laws, where applicable, the persons or entities named in the table above (See "Selling Security Holders") have sole voting and investment power with respect to all shares of our common stock indicated as beneficially owned by them.

Table 7.0 Beneficial Ownership
		Amount and Nature
		of Beneficial Ownership		Percent of Class (1)
	Name and Address	Before	After	Before	After
Title of Class	of Beneficial Owner	Offering	Offering	Offering	Offering
Common Stock	William S. Lee (2)	278,000	278,000	27 . 80%	4.63%
	2424 Madrid Avenue
	Safety Harbor, Florida 34695
Common Stock	Emily J. Lee (3)	278,000	278,000	27.80%	4.63%
	2424 Madrid Avenue
	Safety Harbor, Florida 34695
Common Stock	Leo Henning	37,000	37,000	3.70%	0.62%
	P.O. Box 15
	Appleton, WA 98602
Common Stock	Laurel Miller	37,000	37,000	3.70%	0.62%
	2018 123rd Ave. S.E.
	Bellevue, WA 98005
Common Stock	Lou Maki	37,000	37,000	3.70%	0.62%
	7557 Delaware Lane
	Vancouver, WA 98664
Common Stock	Paul Vandemortele	37,000	37,000	3.70%	0.62%
	3106 Bethel Rd., #60
	Simpsonville, SC 29681
Common Stock	All Executive Officers and Directors as a Group	704,000	704,000	70.40%	11.74%
(1) The percentages are based on a Before-Offering total of 1,000,000 shares of common stock issued and outstanding as of the date of this prospectus and assumes an After-Offering sale of all the additional 5,000,000 shares of common stock from the primary offering and none of the 1,000,000 shares of the selling security holders (the resale offering).
(2) William S. Lee currently serves as our Chairman of the Board and President.
(3) Emily J. Lee currently serves as our Vice-President and Director.

DESCRIPTION OF SECURITIES

General

The following description of our capital stock does not purport to be complete and is subject to and qualified in its entirety by our Articles of Incorporation and By-Laws, which are included as exhibits to the registration statement of which this prospectus forms a part, and by the applicable provisions of Florida law.

We are authorized to issue up to 50,000,000 shares of common stock, $0.001 par value per share, of which 1,000,000 shares are issued and outstanding.

Common Stock

Subject to the rights of holders of preferred stock, if any, holders of shares of our common stock are entitled to share equally on a per share basis in such dividends as may be declared by our Board of Directors out of funds legally available therefor. There are presently no plans to pay dividends with respect to the shares of our common stock. Upon our liquidation, dissolution or winding up, after payment of creditors and the holders of any of our senior securities, including preferred stock, if any, our assets will be divided pro rata on a per share basis among the holders of the shares of our common stock. The common stock is not subject to any liability for further assessments. There are no conversion or redemption privileges or any sinking fund provisions with respect to the common stock and the common stock is not subject to call. The holders of common stock do not have any pre-emptive or other subscription rights.

Holders of shares of common stock are entitled to cast one vote for each share held at all stockholders' meetings for all purposes, including the election of directors. The common stock does not have cumulative voting rights.

Preferred Stock Preferred Stock

There are currently no provisions for preferred stock to be issued by TRI.

Debt Securities

There are currently no provisions for debt securities to be issued by TRI.

Warrants

There are currently no provisions for warrants to be issued by TRI.

Dividend

We have never declared or paid any cash dividends on our common stock. We anticipate that any earnings, in the foreseeable future, will be retained for development and expansion of our business and we do not anticipate paying any cash dividends in the near future. Our Board of Directors has sole discretion to pay cash dividends with respect to our common stock based on our financial condition, results of operations, capital requirements, contractual obligations, and other relevant factors.

Shares Eligible for Future Resale

Upon the effectiveness of this registration statement, we will have 1,000,000 outstanding common shares registered for resale by the selling shareholders in accordance with the Securities Act of 1933 and there will be 5,000,000 outstanding shares registered for sale by us in accordance with the Securities Act of 1933.

Prior to this registration, no public trading market has existed for shares of our common stock. The sale, or availability for sale, of substantial amounts of common stock in the public trading market could adversely affect the market prices for our common stock.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Signature Stock Transfer, Inc., 14675 Midway Road, Suite 221, Addison, Texas 75001.

INTEREST OF NAMED EXPERTS AND COUNSEL

Randall N. Drake, C.P.A., independent certified public accountant, whose reports appear elsewhere in this registration statement, has audited our financial statements included in this Prospectus. These financial statements are incorporated by reference in reliance on Randall N. Drake's report, due to his authority as an expert in accounting and auditing.

Randall N. Drake, C.P.A. was not employed on a contingent basis in connection with the registration or offering of our common stock. Mr. Drake was paid in cash for services rendered. Therefore, he has no direct or indirect interest in us.

Diane J. Harrison, Esq., the counsel who has given an opinion on the validity of the securities being registered which appears elsewhere in this registration statement, also has no direct or indirect interest in us.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Our Articles of Incorporation do not provide for indemnification of our directors, officers, employees or agents of the corporation or its stockholders for any liability asserted against him and liability and expenses incurred by him in his capacity as a director, officer, employee or agent, or arising out of his status as such.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of Technology Resources, Inc. pursuant to the foregoing provisions, we have been informed that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is unenforceable.

LEGAL MATTERS

The validity of the common stock offered hereby will be passed upon for Technology Resources, Inc., by Diane J. Harrison, Esq., 4894 Lone Mountain Road, Las Vegas, Nevada 89130.

EXPERTS

Certain of the financial statements of Technology Resources, Inc., included in this prospectus and elsewhere in the registration statement, to the extent and for the periods indicated in their reports, have been audited by Randall N. Drake, C.P.A., independent certified public accountant, whose reports thereon appear elsewhere herein and in the registration statement and are given with his authority as an expert in accounting and auditing.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

On December 3, 2001, we engaged Randall N. Drake, C.P.A., ("Drake ") as our independent auditor. He is our first auditor and we have had no disagreements with Drake on any matters of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, in connection with its reports.

WHERE YOU CAN FIND MORE INFORMATION

We will file reports and other information with the U.S. Securities and Exchange Commission ("SEC"). We are required to file annual reports to our shareholders under Florida Statutes Title XXXVI Section 607.1620 and will voluntarily send these reports. These reports may or may not be audited in accordance with the above statute. In the event we become a reporting company we will file the necessary quarterly and annual reports with the SEC. You may read and copy any document that we file at the SEC's public reference facilities at 450 Fifth Street N.W., Room 1024, Washington, D.C. 20549. Please call the SEC at 1-800-732-0330 for more information about its public reference facilities. Our SEC filings will be available to you free of charge at the SEC's web site at http:www.sec.gov.

FINANCIAL STATEMENTS

CONTENTS
Report of Randall N. Drake, C.P.A., Independent Auditor, as of December 31, 2002	F-2
Balance Sheet, December 31, 2002	F-3
Income Statement, for the Year Ended December 31, 2002	F-4
Statement of Cash Flows, for the Year Ended December 31, 2002	F-5
Statement of Changes in Stockholders' Equity, for the Year Ended December 31, 2002	F-6
Notes to the Financial Statements, December 31, 2002	F-7
Report of Randall N. Drake, C.P.A., Independent Auditor, as of December 31, 2001	F-8
Balance Sheet, December 31, 2001	F-9
Income Statement, for the Year Ended December 31, 2001	F-10
Statement of Cash Flows, for the Year Ended December 31, 2001	F-11
Statement of Changes in Stockholders' Equity, for the Year Ended December 31, 2001	F-12
Notes to the Financial Statements, December 31, 2001	F-13
Report of Randall N. Drake, C.P.A., Independent Auditor, as of December 31, 2000	F-14
Balance Sheet, December 31, 2000	F-15
Income Statement, for the Year Ended December 31, 2000	F-16
Statement of Cash Flows, for the Year Ended December 31, 2000	F-17
Statement of Changes in Stockholders' Equity, for the Year Ended December 31, 2000	F-18
Notes to the Financial Statements, December 31, 2000	F-19

F.1

Randall N. Drake, C.P.A.
1981 Promenade Way
Clearwater, Florida 33760

________________________________________________________________

Independent Auditor's Report

To the Board of Directors and Stockholders of
Technology Resources, Inc.

I have audited the accompanying balance sheet of Technology Resources, Inc. (a C Corporation) as of December 31, 2002, and the related statements of income, changes in stockholders' equity, and cash flows and for the year then ended. These financial statements are the responsibility of Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

I conducted my audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that I plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. I believe that my audit provides a reasonable basis for my opinion.

In my opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Technology Resources, Inc. at December 31, 2002, and the results of its operations and its cash flows for the year then ended in accordance with accounting principles generally accepted in the United States of America.

/s/ RANDALL N. DRAKE
RANDALL N. DRAKE, C.P.A.
March 15, 2002

________________________________________________________________

Telephone: 727-535-9764
Fax: 727-521-2825

Technology Resources, Inc.
Balance Sheet
December 31, 2002

ASSETS
Current Assets:
Cash and Cash Equivalents	11,461.95
Due From Stockholders	29,040.79
Total Current Assets	40,502.74
Fixed Assets:
Furniture and Equipment	16,634.10
Less: Accumulated Depreciation	(14,352.63)
Total Fixed Assets	2,281.47
TOTAL ASSETS	42,784.21
LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Line-of-Credit-First Union (Note C)	34,564.32
34,564.32
TOTAL LIABILITIES	34,564.32
Stockholders' Equity:
Common Stock, $.001 par value, 1,000,000 shares
authorized, issued and outstanding	1,000.00
Paid-In-Capital	82,000.00
Retained Earnings	(74,780.11)
Total Equity	8,219.89
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	42,784.21

The accompanying notes are an integral part of these financial statements

Technology Resources, Inc.
Income Statement
For the Year Ended December 31, 2002

Revenues	11,525.00
11,525.00
Operating Expenses:
Bank Service Charges	222.01
Depreciation Expense	1,660.90
Dues and Subscriptions	200.00
Education	25.00
Insurance	13,140.49
Interest Expense	2,229.51
Licenses and Permits	215.00
Office Expense	1,753.05
Payroll Taxes	0.00
Postage and Delivery	38.00
Professional Fees	9,100.00
Repairs & Maintenance	30.00
Salaries - Officers	40,000.00
Taxes and Licenses	110.20
Telephone	5,261.54
Web Service	2,861.65
76,847.35

Income (Loss) From Operations	(65,322.35)
Provision for Income Taxes	0.00

Net Income (Loss)	(65,322.35)

Earnings per common share:
Net Income (Loss) per share	(0.07)

The accompanying notes are an integral part of these financial statements.

Technology Resources, Inc.
Statement of Cash Flows
For the Year Ended December 31, 2002

OPERATING ACTIVITIES:
Net Income (Loss)	(65,322.35)
Adjustments to reconcile Net Income (Loss)
to net cash provided by operations:
Depreciation and Amortization	1,660.90
Contributed Noncash Officers Salaries	40,000.00
Increase (Decrease) in:
Unemployment Taxes payable	(16.00)
(23,677.45)
INVESTING ACTIVITIES:
0.00
FINANCING ACTIVITIES:
Proceeds from Line-of-Credit	2,156.87
Shareholder Loans	32,412.00
34,568.87
NET CASH INCREASE (DECREASE) FOR THE YEAR	10,891.42
BEGINNING CASH	570.53
ENDING CASH	11,461.95

The accompanying notes are an integral part of these financial statements.

Technology Resources, Inc.
Statement of Changes in Stockholder's Equity
For the Year Ended December 31, 2002

	Common Stock		Contributed	Retained
	Shares	Amount	Capital	Earnings	Total
Balances at January 1, 2002	1,000	$1,000.00	$42,000.00	(9,457.76)	$33,542.24

Recapitalization - 1,000:1 forward stock split	999,000	0.00			0.00

Net Income (Loss)				(65,322.35)	(65,322.35)

Contributed Capital	.	.	40,000.00		$40,000.00

Balances at December 31, 2002	1,000,000	$1,000.00	$82,000.00	($74,780.11)	$8,219.89

The accompanying notes are an integral part of these financial statements.

Technology Resources, Inc.
Notes to Financial Statements
December 31, 2002

NOTE A - ORGANIZATION AND NATURE OF BUSINESS

The Company was incorporated March 1, 1996 in the State of Florida. The Company is in the business of providing placement services in the field of technical and executive personnel.

NOTE B - SIGNIFICANT ACCOUNTING POLICIES

Cash and Cash Equivalents

For purposes of the statement of cash flows, the Company considers all short-term securities with a maturity of three months or less to be cash equivalents.

Fixed Assets

Property and equipment are stated at cost. Depreciation is computed using accelerated methods over the estimated useful lives of the assets. Expenditures for major renewals and betterments that extend the useful lives of property and equipment are capitalized. Expenditures for maintenance and repairs are charged to expense as incurred.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires the corporation to make estimates and assumptions that affect certain reported amounts and disclosures. Accordingly, actual results could differ from those estimates.

Revenue Recognition

The Company generates revenue by providing placement services in the field of technical and executive personnel. Permanent employment staffing and staff augmentation is another avenue of revenue. The Company provides these services and bills for them when a candidate is placed. The Company recognizes its revenue when a candidate is placed and its customers are billed.

NOTE C - LINE-OF-CREDIT

The company maintains a $35,000.00 renewable line-of-credit with First Union National Bank. The line-of-credit is secured by the personal guarantee of the company shareholders. Interest is payable monthly at a rate of 11.50% per annum. The total unused credit line available at December 31, 2002 is $436.

NOTE D - EARNINGS PER COMMON SHARE

Earnings (Loss) per common share of ($.07) were calculated based on a net income (loss) numerator of ($65,322.35) divided by a denominator of 1,000,000 shares of outstanding common stock.

Due to a change in par value from $1.00 to $0.001 on May 17, 2002 the number of shares held by each shareholder increased. As a result of this change, a forward increase in the shares was executed for all the shareholders.

Randall N. Drake, C.P.A.
1981 Promenade Way
Clearwater, Florida 33760

_______________________________________________________________

Independent Auditor's Report

To the Board of Directors and Stockholders of
Technology Resources, Inc.

I have audited the accompanying balance sheet of Technology Resources, Inc. (an S Corporation) as of December 31, 2001, and the related statements of income, changes in stockholders' equity, and cash flows and for the year then ended. These financial statements are the responsibility of Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

I conducted my audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that I plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. I believe that my audit provides a reasonable basis for my opinion.

In my opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Technology Resources, Inc. at December 31, 2001, and the results of its operations and its cash flows for the year then ended in accordance with accounting principles generally accepted in the United States of America.

/s/ RANDALL N. DRAKE
RANDALL N. DRAKE, C.P.A.
November 20, 2002

________________________________________________________________

Telephone: 727-535-9764
Fax: 727-521-2825

Technology Resources, Inc.
Balance Sheet
December 31, 2001
ASSETS
Current Assets:
Cash and Cash Equivalents	570.53
Due From Stockholders	61,452.79
Total Current Assets	62,023.32
Fixed Assets:
Furniture and Equipment	16,634.10
Less: Accumulated Depreciation	(12,691.73)
Total Fixed Assets	3,942.37

TOTAL ASSETS	65,965.69
LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Unemployment Taxes Payable	16.00
Line-of-Credit-First Union (Note C)	32,407.45
32,423.45
TOTAL LIABILITIES	32,423.45
Stockholders' Equity:
Common Stock, $1.00 par value, 1,000 shares
authorized, issued and outstanding	1,000.00
Paid-In-Capital	42,000.00
Retained Earnings	(9,457.76)
Total Equity	33,542.24
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	65,965.69

The accompanying notes are an integral part of these financial statements.

Technology Resources, Inc.
Income Statement
For the Year Ended December 31, 2001
Revenues	81,000.00

Operating Expenses:
Fee Splitting	53,750.00
Bank Service Charges	90.01
Contributions	145.00
Depreciation Expense	2,285.25
Insurance	9,942.12
Interest Expense	2,902.28
Licenses and Permits	215.00
Office Expense	2,580.64
Payroll Taxes	171.00
Postage and Delivery	45.00
Professional Fees	1,550.00
Repairs & Maintenance	50.00
Salaries - Officers	40,000.00
Taxes and Licenses	183.85
Telephone	5,404.26
Web Service	2,176.11
121,490.52

Income (Loss) From Operations	(40,490.52)
Provision for Income Taxes	0.00

Net Income (Loss)	(40,490.52)

Earnings per common share:
Net Income (Loss) per share	(40.49)

The accompanying notes are an integral part of these financial statements.

Technology Resources, Inc.
Statement of Cash Flows
For the Year Ended December 31, 2001

OPERATING ACTIVITIES:
Net Income (Loss)	(40,490.52)
Adjustments to reconcile Net Income (Loss)
to net cash provided by operations:
Depreciation and Amortization	2,285.25
Contributed Noncash Officers Salaries	38,000.00
Increase (Decrease) in:
Payroll Taxes Payable	(8,855.63)
Unemployment Taxes payable	(96.00)
(9,156.90)
INVESTING ACTIVITIES:
Acquisition of Fixed Assets	(1,024.63)
(1,024.63)
FINANCING ACTIVITIES:
Payments to Line-of-Credit	(87.18)
Shareholder Loans	(23,045.23)
(23,132.41)
NET CASH INCREASE (DECREASE) FOR THE YEAR	(33,313.94)
BEGINNING CASH	33,884.47
ENDING CASH	570.53

The accompanying notes are an integral part of these financial statements.

Technology Resources, Inc.
Statement of Changes in Stockholder's Equity
For the Year Ended December 31, 2001
	Common Stock		Contributed	Retained
	Shares	Amount	Capital	Earnings	Total
Balances at January 1, 2001	1,000.00	$1,000.00	$4,000.00	31,032.76	36,032.76

Issuance of Common Stock					0.00

Net Income (Loss)				(40,490.52)	(40,490.52)

Contributed Capital	.	.	38,000.00	.	38,000.00

Balances at December 31, 2001	1,000.00	$1,000.00	$42,000.00	(9,457.76)	33,542.24

The accompanying notes are an integral part of these financial statements.

Technology Resources, Inc.
Notes to Financial Statements
December 31, 2001

NOTE A - ORGANIZATION AND NATURE OF BUSINESS

The Company was incorporated March 1, 1996 in the State of Florida. The Company is in the business of providing placement services in the field of technical and executive personnel.

NOTE B - SIGNIFICANT ACCOUNTING POLICIES

Cash and Cash Equivalents

For purposes of the statement of cash flows, the Company considers all short-term securities with a maturity of three months or less to be cash equivalents.

Fixed Assets

Property and equipment are stated at cost. Depreciation is computed using accelerated methods over the estimated useful lives of the assets. Expenditures for major renewals and betterments that extend the useful lives of property and equipment are capitalized. Expenditures for maintenance and repairs are charged to expense as incurred.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires the corporation to make estimates and assumptions that affect certain reported amounts and disclosures. Accordingly, actual results could differ from those estimates.

Revenue Recognition

The Company generates revenue by providing placement services in the field of technical and executive personnel. Permanent employment staffing and staff augmentation is another avenue of revenue. The Company provides these services and bills for them when a candidate is placed. The Company recognizes its revenue when a candidate is placed and its customers are billed.

NOTE C - LINE-OF-CREDIT

The company maintains a $35,000 renewable line-of-credit with First Union National Bank. The line-of-credit is secured by the personal guarantee of the company shareholders. Interest is payable monthly at a rate of 11.50% per annum. The total unused credit line available at December 31, 2001 is $2,592.00.

NOTE D - EARNINGS PER COMMON SHARE

Earnings per common share of ($40.49) were calculated based on a net income (loss) numerator of ($40,490.52) divided by a denominator of 1,000 shares of outstanding common stock.F-13

Randall N. Drake, C.P.A.
1981 Promenade Way
Clearwater, Florida 33760

________________________________________________________________

Independent Auditor's Report

To the Board of Directors and Stockholders of
Technology Resources, Inc.

I have audited the accompanying balance sheet of Technology Resources, Inc. (an S Corporation) as of December 31, 2000, and the related statements of income, changes in stockholders' equity, and cash flows and for the year then ended. These financial statements are the responsibility of Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

I conducted my audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that I plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. I believe that my audit provides a reasonable basis for my opinion.

In my opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Technology Resources, Inc. at December 31, 2000, and the results of its operations and its cash flows for the year then ended in accordance with accounting principles generally accepted in the United States of America.

/s/ RANDALL N. DRAKE
RANDALL N. DRAKE, C.P.A.
November 20, 2002

________________________________________________________________

Telephone: 727-535-9764
Fax: 727-521-2825

Technology Resources, Inc.
Balance Sheet
December 31, 2000
ASSETS
Current Assets:
Cash and Cash Equivalents	33,884.47
Due From Stockholders	38,407.56
Total Current Assets	72,292.03
Fixed Assets:
Furniture and Equipment	15,609.47
Less: Accumulated Depreciation	(10,406.48)
Total Fixed Assets	5,202.99

TOTAL ASSETS	77,495.02
LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Payroll Taxes Payable	8,855.63
Unemployment Taxes Payable	112.00
Line-of-Credit-First Union (Note C)	32,494.63
41,462.26
TOTAL LIABILITIES	41,462.26
Stockholders' Equity:
Common Stock, $1.00 par value, 1,000 shares
authorized, issued and outstanding	1,000.00
Paid-In-Capital	4,000.00
Retained Earnings	31,032.76
Total Equity	36,032.76
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	77,495.02

The accompanying notes are an integral part of these financial statements

Technology Resources, Inc.
Income Statement
For the Year Ended December 31, 2000
Revenues	174,043.31

Operating Expenses:
Fee Splitting	57,747.50
Bank Service Charges	176.13
Contributions	19.00
Depreciation Expense	1,481.20
Dues and Subscriptions	71.00
Equipment	1,818.99
Insurance	7,520.08
Interest Expense	3,706.96
Licenses and Permits	215.00
Meals and Entertainment	73.24
Miscellaneous Expense	6,842.45
Office Expense	2,976.58
Payroll Taxes	3,712.56
Postage and Delivery	440.48
Professional Fees	1,650.00
Repairs & Maintenance	3,205.00
Salaries - Officers	47,000.00
Taxes and Licenses	33.77
Telephone	5,351.36
Travel	574.00
Web Service	1,084.77
145700.07

Income From Operations	28,343.24
Other Income/Expense:
Interest Income	1.28
Income Before Provision for Income Taxes	28,344.52
Provision for Income Taxes	0.00

Net Income	28,344.52

Earnings per common share:
Net Income per share	28.34

The accompanying notes are an integral part of these financial statements.

Technology Resources, Inc.
Statement of Cash Flows
For the Year Ended December 31, 2000
OPERATING ACTIVITIES:
Net Income	28,344.52
Adjustments to reconcile Net Income
to net cash provided by operations:
Depreciation and Amortization	1,481.20
Increase (Decrease) in:
Payroll Taxes Payable	6,299.38
Unemployment Taxes payable	112.00
36,237.10
INVESTING ACTIVITIES:
Acquisition of Fixed Assets	(5,000.00)
(5,000.00)
FINANCING ACTIVITIES:
Proceeds from Line-of-Credit	4,257.91
Shareholder Loans	(5,521.01)
(1,263.10)
NET CASH INCREASE FOR THE YEAR	29,974.00
BEGINNING CASH	3,910.47
ENDING CASH	33,884.47

The accompanying notes are an integral part of these financial statements.

Technology Resources, Inc.
Statement of Changes in Stockholder's Equity
For the Year Ended December 31, 2000
	Common Stock		Contributed	Retained
	Shares	Amount	Capital	Earnings	Total
Balances at January 1, 2000	1,000.00	$1,000.00	$4,000.00	$2,688.24	$7,688.24

Issuance of Common Stock					0.00

Net Income (Loss)	.	.	.	28,344.52	28,344.52

Balances at December 31, 2000	1,000.00	$1,000.00	$4,000.00	$31,032.76	$36,032.76

The accompanying notes are an integral part of these financial statements.

Technology Resources, Inc.
Notes to Financial Statements
December 31, 2000

NOTE A - ORGANIZATION AND NATURE OF BUSINESS

The Company was incorporated March 1, 1996 in the State of Florida. The Company is in the business of providing placement services in the field of technical and executive personnel.

NOTE B - SIGNIFICANT ACCOUNTING POLICIES

Cash and Cash Equivalents

For purposes of the statement of cash flows, the Company considers all short-term securities with a maturity of three months or less to be cash equivalents.

Fixed Assets

Property and equipment are stated at cost. Depreciation is computed using accelerated methods over the estimated useful lives of the assets. Expenditures for major renewals and betterments that extend the useful lives of property and equipment are capitalized. Expenditures for maintenance and repairs are charged to expense as incurred.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires the corporation to make estimates and assumptions that affect certain reported amounts and disclosures. Accordingly, actual results could differ from those estimates.

Revenue Recognition

The Company generates revenue by providing placement services in the field of technical and executive personnel. Permanent employment staffing and staff augmentation is another avenue of revenue. The Company provides these services and bills for them when a candidate is placed. The Company recognizes its revenue when a candidate is placed and its customers are billed.

NOTE C - LINE-OF-CREDIT

The company maintains a $35,000.00 renewable line-of-credit with First Union National Bank. The line-of-credit is secured by the personal guarantee of the company shareholders. Interest is payable monthly at a rate of 11.50% per annum. The total unused credit line available at December 31, 2000 is $2,505.00.

NOTE D - EARNINGS PER COMMON SHARE

Earnings per common share of $28.34 were calculated based on a net income numerator of $28,344.52 divided by a denominator of 1,000 shares of outstanding common stock.

Until _____ , 200 3 (90 days after the date of this prospectus), all dealers that buy, sell or trade these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

TECHNOLOGY RESOURCES, INC. Prospectus Technology Resources, Inc. 6,000,000 SHARES OF COMMON STOCK ___________, 2002

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 24. Indemnification of Directors and Officers

Title XXXVI, Chapter 607 of the Florida Statutes permits corporations to indemnify a director, officer or control person of the corporation for any liability asserted against him and liability and expenses incurred by him in his capacity as a director, officer, employee or agent, or arising out of his status as such, whether or not the corporation has the authority to indemnify him against such liability and expense. Our Articles of Incorporation and By-Laws do not include such a provision automatically indemnifying a director, officer, employee or agent of the corporation or its stockholders for any liability asserted against him and liability and expenses incurred by him in his capacity as a director, officer, employee or agent, or arising out of his status as such.

Nonetheless, Chapter 607 of the Florida Statutes, Section 0850, does provide that, notwithstanding the failure of a corporation to provide indemnification, and despite any contrary determination of the board or of the shareholders in the specific case, a director, officer, employee, or agent of the corporation who is or was a party to a proceeding may apply for indemnification or advancement of expenses, or both, to the court conducting the proceeding, to the circuit court, or to another court of competent jurisdiction. On receipt of an application, the court, after giving any notice that it considers necessary, may order indemnification and advancement of expenses, including expenses incurred in seeking court-ordered indemnification or advancement of expenses.

Item 25. Other Expenses of Issuance and Distribution

The following table sets forth the costs and expenses payable by Technology Resources, Inc. in connection with the sale of the securities being registered. All amounts are estimates except the Securities and Exchange Commission registration fee and the Accounting Fees and Expenses:

Registration Fee	$100.00
Federal taxes, state taxes and fees	$0.00
Printing and Engraving Expenses	$2,000.00
Accounting Fees and Expenses	$2,000.00
Legal Fees and Expenses	$5,000.00
Transfer Agent's Fees and Expenses	$2,000.00
Miscellaneous	$2,000.00
Total	$13,100.00

We will bear all the costs and expenses associated with the preparation and filing of this registration statement including the registration fees of the selling security holders.

Item 26. Recent Sales of Unregistered Securities

Set forth below is information regarding the issuance and sales of Technology Resources, Inc.'s common stock without registration during the last three years. No sales involved the use of an underwriter and no commissions were paid in connection with the sale of any securities.

The following securities of Technology Resources, Inc. were issued by us within the past three (3) years and were not registered under the Securities Act of 1933:

(a) On January 1, 2002 the following individuals were issued common stock from treasury for cash. These shares were exempt from registration pursuant to Section 4(2) of the Securities Act of 1933 as the shares were not a part of a public offering. There was no distribution of a prospectus, private placement memorandum, or business plan to the public. There was no broker participation in the issuance of the shares. Shares were sold to personal business acquaintances of the President, William S. Lee. Each individual had specific knowledge of the Company's operation that was given to them personally by the President, William S. Lee. Each individual is considered educated and informed concerning small investments, such as the $37.00 investment in our company.

Name of Stockholder	Offering Price Per Share	Underwriting Discounts or Commissions	Consideration CASH	Shares Received
Frances Beers	$1.00	$0.00	$37.00	37
Leo J. Henning	$1.00	$0.00	$37.00	37
Robert G. Lee	$1.00	$0.00	$37.00	37
Laurel Miller	$1.00	$0.00	$37.00	37
Michelle Moody	$1.00	$0.00	$37.00	37
Larry Stevens	$1.00	$0.00	$37.00	37
Dennis Nagle	$1.00	$0.00	$37.00	37
Lou Maki	$1.00	$0.00	$37.00	37
Krista Bagley	$1.00	$0.00	$37.00	37
Paul Vandemortele	$1.00	$0.00	$37.00	37
Dr. Lane Myhree	$1.00	$0.00	$37.00	37
David Fisher, Ed.D.	$1.00	$0.00	$37.00	37

(b) Due to a change in par value from $1.00 to $0.001 on May 17, 2002, the number of shares held by each shareholder increased. As a result of this change, a forward increase of 1,000:1 in the shares was executed for all the shareholders.

Item 27. Index of Exhibits
Exhibit No.	Description
3(i)*	Articles of Incorporation
3(ii)*	By-Laws
3(iii)*	Amendment to Articles of Incorporation
3(iv)	Amended and Restated Articles of Incorporation
5.1	Opinion Regarding Legality and Consent of Counsel: by Diane J. Harrison, Esq.
23.1	Consent of Experts and Counsel: Independent Auditor's Consent by
24.1	Power of Attorney (included in the signature page of this registration statement)
99.1*	Form Letter to Selling Security Holders

*Exhibit previously filed.

Item 28. Undertakings
(a)	(1)	The undersigned Registrant hereby undertakes to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
		(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933.
		(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; provided, however, that paragraphs (a) and (b) shall not apply if such information is contained in periodic reports filed by the Registrant under Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference into this Registration Statement.
		(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.
	(2)	The undersigned Registrant hereby undertakes that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
	(3)	The undersigned Registrant hereby undertakes to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(e)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the undersigned Registrant according the foregoing provisions, or otherwise, the undersigned Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and has duly caused this amendment to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of St. Petersburg, State of Florida, on March 25, 2003.

(Registrant)
Technology Resources, Inc.
By: /s/ WILLIAM S. LEE
WILLIAM S. LEE
President

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints William S. Lee, his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities to sign any and all amendments (including post-effective amendments) to this Registration Statement and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates stated.

/s/ WILLIAM S. LEE	March 25, 2003
William S. Lee, President, Chairman of the Board of Directors (Principal Executive Officer)	(Date)
/s/ WILLIAM S. LEE	March 25, 2003
William S. Lee, (Principal Financial Officer)	(Date)
/s/ EMILY J. LEE	March 25, 2003
Emily J. Lee, Vice-President, Director (Principal Accounting Officer)	(Date)
/s/ LOU MAKI	March 25, 2003
Lou Maki , Treasurer	(Date)
/s/ LEO J. HENNING	March 25, 2003
Leo J. Henning , Secretary	(Date)
/s/ LAUREL L. MILLER	March 25, 2003
Laurel L. Miller , Director	(Date)
/s/ PAUL VANDEMORTELE	March 25, 2003
Paul Vandemortele , Director	(Date)